Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2018 Financial Results

HERCULES, Calif.-August 7, 2018-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2018.

Second-quarter 2018 net sales were $575.9 million, an increase of 14.1 percent compared to $504.7 million reported for the second quarter of 2017. On a currency-neutral basis, quarterly sales increased 11.0 percent compared to the same period in 2017, reflecting broad growth across the business. Second-quarter gross margin was 52.4 percent compared to 54.2 percent during the second quarter in 2017. The decline in gross margin versus the same period last year is the result of changes in the quarterly make up of product mix toward higher instrument placements, and certain costs associated with the continued transition of European operations.

Life Science segment net sales for the second quarter were $217.8 million, an increase of 21.4 percent compared to the same period in 2017. On a currency-neutral basis, Life Science segment sales increased by 18.9 percent compared to the same quarter in 2017. Currency-neutral sales reflect growth of multiple product lines in the segment, including sales of cell biology, process media, digital PCR and food safety products. On a geographic view, the sales increase was attributed to growth across all major regions, including North America, Europe, and Asia.

Clinical Diagnostics segment net sales for the second quarter were $354.0 million, an increase of 9.9 percent compared to the same period in 2017. On a currency-neutral basis, net sales were up 6.5 percent compared to the same quarter last year. Currency-neutral sales from the second quarter reflected growth in blood typing, quality control, and immunology product lines. On a geographic view, the sales increase for the quarter was attributed to growth across all regions.

Net income for the second quarter of 2018 was $268.0 million, or $8.87 per share on a diluted basis, compared to $5.0 million, or $0.17 per share on a diluted basis, during the same period in 2017. Net income for the second quarter of 2018 compared to the second quarter of 2017 was significantly and favorably impacted by the recognition on the income statement of changes in the fair market value of equity securities of $286.4 million in this quarter primarily related to the holdings of our investment in

Sartorius AG. Inclusion of these equity investment changes in valuation is the result of new accounting standards that became effective in 2018.

The effective tax rate for the second quarter of 2018 was 21 percent compared to a 350 percent benefit for the same period in 2017. The effective tax rate for 2017 was due to the impact of second quarter discrete items on a low pre-tax income.

“We are pleased with our sales performance for the second quarter which reflects double digit growth in our three major geographies and strength across many of our key life science and diagnostic product lines,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “And while the gross margin for the quarter was somewhat lower than expected, we continue to make progress toward expanding our operating results and reaching our long term goals.”

GAAP Results
	Q2 2018	Q2 2017
Revenue (Millions)	$575.9	$504.7
Gross Margin	52.4%	54.2%
Operating Margin	7.6%	(0.3)%
Net Income (Millions)	$268.0	$5.0
Income per Diluted Share	$8.87	$0.17

Non-GAAP Results
	Q2 2018	Q2 2017
Gross Margin	53.4%	55.6%
Operating Margin	10.0%	3.5%
Net Income (Millions)	$49.5	$18.8
Income per Diluted Share	$1.64	$0.62

A reconciliation between GAAP operating results and non-GAAP operating results Is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the second quarter of 2018 was $49.5 million, or $1.64 per share on a diluted basis, compared to $18.8 million, or $0.62 per share on a diluted basis, during the same period in 2017. The non-GAAP effective tax rate for the second quarter of 2018 was 27.1 percent compared to 9.3 percent for the same period in 2017.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months ended June 30, 2018 and 2017 and six months ended June 30, 2018 and 2017:

	Three Months Ended		Six Months Ended
	June 30,		June 30, 2018
	2018	2017	2018	2017

GAAP net income	$268,043	$5,035	$924,817	$17,448
Amortization of purchased intangibles	6,771	8,813	13,650	15,601
Legal matters	5,110	(182)	8,789	3,356
Acquisition-related (benefits) costs	1,512	10,226	(106)	10,826
Restructuring costs	450	684	1,488	684
Valuation change in equity-owned securities	(286,398)	–	(1,102,332)	–
Loss on equity-method investments	405	24	403	163
Other non-recurring items	–	–	(9,208)	–
Income tax effect on non-GAAP adjustments	53,647	(5,849)	247,398	(9,045)
Non-GAAP net income	$49,540	$18,751	$84,899	$39,033

GAAP diluted income per share	$8.87	$0.17	$30.63	$0.58

Non-GAAP diluted income per share	$1.64	$0.62	$2.81	$1.30

On a reported basis, net sales for the first half of 2018 increased 12.2 percent to $1,127.4 billion compared to $1,004.7 billion for the same period in 2017. On a currency-neutral basis, net sales grew 7.8 percent.

Year-to-date net income for 2018 was $924.8 million, or $30.63 per share on a fully diluted basis, compared to $17.4 million, or $0.58 per share, respectively, during the same period in 2017.

2018 Financial Outlook

For the full year 2018, the company is raising the currency-neutral revenue growth outlook to be 4.0 to 4.5 percent, up from the previous estimate of 3.5 to 4.0 percent. The company continues to target a full year currency-neutral operating margin of 10 percent, or an estimated 11.0 to 11.5 percent on a non-GAAP basis. This maintaining of the prior operating margin outlook assumes a substantial improvement in gross margin for the second half of the year as compared to the first half results. Management will discuss this outlook in greater detail on the second quarter 2018 financial results conference call.

“We are very encouraged with our growth in the first half of the year, especially because it represents a broad contribution from all our major geographies, as well as across key product lines,” Mr. Schwartz said. “We will continue to stay focused on improving operating efficiency and driving benefit from the numerous investments we have made over the past several years,” he added.

Non-GAAP Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, valuation costs, integration costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, and other professional or consulting fees. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, valuation changes in equity owned investments and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets, charges and benefits arising from valuation changes in equity owned investments and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss second quarter ended June 30, 2018 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 7, 2018. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 6068817. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.1 billion in 2017. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, continuing to make progress toward expanding our operating results and reaching our long term goals, staying focused on improving our operating efficiency and driving benefit from the numerous investments we have made over the past several years. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "believe," "expect," "assume," "continue," "may," "will," "intend," "estimate," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, recent and planned changes to our global organizational structure and executive management team, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, international legal and regulatory risks, global economic conditions, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor & Financial Contacts:

Bio-Rad Laboratories, Inc.
Christine Tsingos
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Ron Hutton
Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$575,911	$504,666	$1,127,430	$1,004,717
Cost of goods sold	274,244	231,291	523,560	461,279
Gross profit	301,667	273,375	603,870	543,438
Selling, general and administrative expense	210,425	212,489	419,555	406,891
Research and development expense	47,450	62,587	96,877	112,039
Income (loss) from operations	43,792	(1,701)	87,438	24,508
Interest expense	5,977	6,045	11,759	11,361
Foreign currency exchange (gains) losses, net	(15)	2,516	1,239	4,305
Change in fair market value of equity securities	(286,398)	—	(1,102,332)	—
Other (income) expense, net	(15,858)	(11,382)	(27,003)	(12,425)
Income before income taxes	340,086	1,120	1,203,775	21,267
(Provision) benefit for income taxes	(72,043)	3,915	(278,958)	(3,819)
Net income	$268,043	$5,035	$924,817	$17,448

Basic earnings per share:
Net income per basic share	$8.99	$0.17	$31.03	$0.59
Weighted average common shares - basic	29,814	29,613	29,801	29,597

Diluted earnings per share:
Net income per diluted share	$8.87	$0.17	$30.63	$0.58
Weighted average common shares - diluted	30,219	30,006	30,197	29,962

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$403,006	$383,824
Short-term investments	420,801	376,714
Accounts receivable, net	404,091	464,847
Inventories, net	591,433	594,804
Other current assets	173,003	156,460
Total current assets	1,992,334	1,976,649

Property, plant and equipment, net	490,249	493,496
Goodwill, net	500,022	506,069
Purchased intangibles, net	158,035	174,113
Other investments	3,170,820	1,027,736
Other assets	74,763	94,949
Total assets	$6,386,223	$4,273,012

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$261,721	$306,814
Current maturities of long-term debt	1,721	420
Income and other taxes payable	29,585	39,941
Other current liabilities	149,394	155,521
Total current liabilities	442,421	502,696

Long-term debt, net of current maturities	438,776	434,581
Other long-term liabilities	866,080	405,485
Total liabilities	1,747,277	1,342,762

Total stockholders’ equity	4,638,946	2,930,250
Total liabilities and stockholders’ equity	$6,386,223	$4,273,012

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Cash received from customers	$1,160,904	$999,779
Cash paid to suppliers and employees	(1,007,565)	(968,719)
Interest paid, net	(11,277)	(10,865)
Income tax payments, net	(47,620)	(19,066)
Other operating activities	23,766	5,168
Net cash provided by operating activities	118,208	6,297
Cash flows from investing activities:
Proceeds from (payments for) acquisitions and long-term investments	266	(73,573)
Other investing activities	(102,924)	(74,102)
Net cash used in investing activities	(102,658)	(147,675)
Cash flows from financing activities:
Payments on long-term borrowings	(1,505)	(149)
Other financing activities	2,004	(246)
Net cash provided by (used in) financing activities	499	(395)
Effect of foreign exchange rate changes on cash	3,053	7,190
Net increase (decrease) in cash, cash equivalents, and restricted cash	19,102	(134,583)
Cash, cash equivalents, and restricted cash at beginning of period	384,983	457,171
Cash, cash equivalents, and restricted cash at end of period	$404,085	$322,588

Reconciliation of net income to net cash provided by operating activities:
Net income	$924,817	$17,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,669	70,688
Changes in working capital	(29,857)	(91,898)
Other	(845,421)	10,059
Net cash provided by operating activities	$118,208	$6,297

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2018	% of revenue	June 30, 2017	% of revenue	June 30, 2018	% of revenue	June 30, 2017	% of revenue

GAAP cost of goods sold	$274,244		$231,291		$523,560		$461,279
Amortization of purchased intangibles	(4,717)		(7,061)		(9,526)		(12,166)
Acquisition related benefits (costs) (1)	—		—		—		(10,000)
Restructuring costs	(1,286)		—		(1,474)		—
Non-GAAP cost of goods sold	$268,241		$224,230		$512,560		$439,113

GAAP gross profit	$301,667	52.4%	$273,375	54.2%	$603,870	53.6%	$543,438	54.1%
Amortization of purchased intangibles	4,717		7,061		9,526		12,166
Acquisition related (benefits) costs (1)	—		—		—		10,000
Restructuring costs	1,286		—		1,474		—
Non-GAAP gross profit	$307,670	53.4%	$280,436	55.6%	$614,870	54.5%	$565,604	56.3%

GAAP selling, general and administrative expense	$210,425	$212,489	$419,555	$406,891
Amortization of purchased intangibles	(2,054)	(1,752)	(4,124)	(3,435)
Legal matters	(5,110)	182	(8,789)	(3,356)
Acquisition related benefits (costs) (2)	(1,512)	1,300	618	10,700
Restructuring costs	492	(684)	(358)	(684)
Non-GAAP selling, general and administrative expense	$202,241	$211,535	$406,902	$410,116

GAAP research and development expense	$47,450	$62,587	$96,877	$112,039
Acquisition related benefits (costs) (2)	—	(11,526)	(512)	(11,526)
Restructuring costs	344	—	344	—
Non-GAAP research and development expense	$47,794	$51,061	$96,709	$100,513

GAAP income from operations	$43,792	7.6%	$(1,701)	(0.3)%	$87,438	7.8%	$24,508	2.4%
Amortization of purchased intangibles	6,771		8,813		13,650		15,601
Legal matters	5,110		(182)		8,789		3,356
Acquisition related (benefits) costs (1) (2)	1,512		10,226		(106)		10,826
Restructuring costs	450		684		1,488		684
Non-GAAP income from operations	$57,635	10.0%	$17,840	3.5%	$111,259	9.9%	$54,975	5.5%

GAAP change in fair market value of equity securities	$(286,398)	$—	$(1,102,332)	$—
Valuation change in equity-owned securities (3)	286,398	—	1,102,332	—
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(15,858)	$(11,382)	$(27,003)	$(12,425)
Loss on equity-method investments	(405)	(24)	(403)	(163)
Other non-recurring items (4)	—	—	9,208	—
Non-GAAP other (income) expense, net	$(16,263)	$(11,406)	$(18,198)	$(12,588)

GAAP income before income taxes	$340,086	$1,120	$1,203,775	$21,267
Amortization of purchased intangibles	6,771	8,813	13,650	15,601
Legal matters	5,110	(182)	8,789	3,356
Acquisition related (benefits) costs (1) (2)	1,512	10,226	(106)	10,826
Restructuring costs	450	684	1,488	684
Valuation change in equity-owned securities (3)	(286,398)	—	(1,102,332)	—
Loss on equity-method investments	405	24	403	163
Other non-recurring items (4)	—	—	(9,208)	—
Non-GAAP income before income taxes	$67,936	$20,685	$116,459	$51,897

GAAP (provision) benefit for income taxes	$(72,043)	$3,915	$(278,958)	$(3,819)
Income tax effect of non-GAAP adjustments (5)	53,647	(5,849)	247,398	(9,045)
Non-GAAP provision for income taxes	$(18,396)	$(1,934)	$(31,560)	$(12,864)

GAAP net income	$268,043	46.5%	$5,035	1.0%	$924,817	82.0%	$17,448	1.7%
Amortization of purchased intangibles	6,771		8,813		13,650		15,601
Legal matters	5,110		(182)		8,789		3,356
Acquisition related (benefits) costs (1) (2)	1,512		10,226		(106)		10,826
Restructuring costs	450		684		1,488		684
Valuation change in equity-owned securities (3)	(286,398)		—		(1,102,332)		—
Loss on equity-method investments	405		24		403		163
Other non-recurring items (4)	—		—		(9,208)		—
Income tax effect of non-GAAP adjustments (5)	53,647		(5,849)		247,398		(9,045)
Non-GAAP net income	$49,540	8.5%	$18,751	3.7%	$84,899	7.5%	$39,033	3.9%

GAAP diluted income per share	$8.87	$0.17	$30.63	$0.58
Amortization of purchased intangibles	0.22	0.29	0.45	0.52
Legal matters	0.17	(0.01)	0.29	0.11
Acquisition related (benefits) costs (1) (2)	0.05	0.34	—	0.36
Restructuring costs	0.01	0.02	0.05	0.02
Valuation change in equity-owned securities (3)	(9.48)	—	(36.50)	—
Loss on equity-method investments	0.01	—	0.01	0.01
Other non-recurring items (4)	—	—	(0.30)	—
Income tax effect of non-GAAP adjustments (5)	1.79	(0.19)	8.18	(0.30)
Non-GAAP diluted income per share	$1.64	$0.62	$2.81	$1.30

GAAP diluted weighed average shares used in per share calculation	30,219	30,006	30,197	29,962
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,219	30,006	30,197	29,962

(1) One-time expense associated with the February 2017 acquisition of RainDance Technologies, Inc.
(2) Release of contingent consideration and other acquisition-related expense
(3) Mark-to-market gain on equity-owned securities
(4) Gain on the sale of land and a product line
(5) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2018 Financial Outlook

Forecasted non-GAAP operating margin excludes 1.5 basis points related to amortization of purchased intangibles and certain legal matters. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.